Exhibit 99.1

October 22, 2024

Franklin Financial Reports 2024  Q3 and Year-to-Date Results;
Declares Dividend

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (the Corporation) (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank) headquartered in Chambersburg, PA, reported its third quarter 2024 and year-to-date 2024 results.  A summary of operating results follows:

• Net income for the third quarter of 2024 was $4.2 million ($0.95 per diluted share) compared to $3.0 million ($0.66 per diluted share) for the second quarter of 2024 (an increase of 39.1%), and $3.9 million ($0.88 per diluted share) for third quarter of 2023 (an increase of 9.3%).

• Net income year-to-date for 2024 was $10.6 million ($2.41 per diluted share) compared to $10.1 million ($2.31 per diluted share) for the same period in 2023, an increase of 4.8%.

• The provision for credit losses was $485 thousand for the third quarter of 2024 compared to $546 thousand for the second quarter of 2024 and $875 thousand for the third quarter of 2023. Year-to-date, the provision expense was $1.5 million compared to $1.9 million for the same period in 2023.

• Total assets were $2.151 billion as of September 30, 2024, up 17.2% from December 31, 2023.
• Total net loans increased $107.5 million (8.7%) to $1.348 billion at September 30, 2024 from $1.241 billion at December 31, 2023.
• Total deposits increased $185.5 million (12.1%) to $1.723 billion at September 30, 2024 from $1.538 billion at December 31, 2023.
• At September 30, 2024, borrowings from the Federal Home Loan Bank of Pittsburgh were $200.0 million, and $40.0 million from the Federal Reserve Bank.
• Shareholders’ equity increased by $17.8 million, year-to-date, to $149.9 million, and the book value of the Corporation’s common stock increased to $33.93 per share.

• For the year-to-date period, Return on Assets (ROA) was 0.69%, Return on Equity (ROE) was 10.47% and the Net Interest Margin (NIM) was 2.95%, compared to an ROA of 0.78%, ROE of 11.25% and NIM of 3.33% for the same period in 2023.

• On October 17, 2024, the Board of Directors declared a $0.32 per share regular quarterly cash dividend for the fourth quarter of 2024 to be paid on November 27, 2024, to shareholders of record at the close of business on November 1, 2024.

Balance Sheet Highlights

Total assets at September 30, 2024 were $2.151 billion up 17.2% from $1.836 billion at December 31, 2023. Changes in the balance sheet from December 31, 2023 to September 30, 2024, include:

• Debt securities available for sale decreased $6.0 million (1.3%) due to paydowns and maturities within the portfolio. At September 30, 2024, the net unrealized loss in the portfolio was $36.7 compared to a net unrealized loss of $49.4 million at year-end 2023.

• Net loans increased $107.5 million (8.7%) over the year-end 2023 balance, primarily from increases in commercial real estate loans of $68.9 million, and 1-4 family real residential real estate of $37.9 million. At September 30, 2024, commercial real estate loans totaled $772.6 million, with the largest collateral segments being: apartment buildings ($141.9 million), hotels and motels ($100.5 million), and office buildings ($92.4 million) primarily in south-central Pennsylvania.

• Total deposits increased $185.5 million (12.1%) from year-end 2023, due to an increase in noninterest-bearing deposits ($30.2 million), money management deposits ($85.6 million), and time deposits ($110.8 million), which were partially offset by a $35.7 million decrease in interest-bearing checking deposits. The majority of the increase in time deposits was from retail customers.  The Bank’s year-to-date cost of deposits was 1.81% compared to 1.14% for the same period in 2023. The cost of deposits was 1.96% for the third quarter of 2024. At September 30, 2024, the Bank estimated that approximately 88% of its deposits were FDIC insured or collateralized.

• At September 30, 2024, the Bank had borrowings of $240.0 million comprised of $40.0 million from the Federal Reserve Bank through the Bank Term Funding Program (BTFP) and $200.0 million from the Federal Home Loan Bank of Pittsburgh (FHLB). The BTFP funding was repaid on October 7, 2024 and this funding source is no longer available.  The Bank has additional funding capacity with the Federal Reserve, FHLB and correspondent banks.

• Shareholders’ equity increased $17.8 million from December 31, 2023. Retained earnings increased $6.4 million, net of dividends of $4.2 million paid to shareholders. The accumulated other comprehensive loss (AOCI) decreased from $40.9 million at year-end 2023 to $30.9 million as the unrealized loss in the investment portfolio decreased.  At September 30, 2024, the book value of the Corporation’s common stock was $33.93 per share and tangible book value was $31.89 per share. In December 2023, the Board of Directors approved an open market repurchase plan to repurchase 150,000 shares over a one-year period, with 20,079 under the approved plan, with all shares being repurchased in 2024.  The Bank is considered to be “well-capitalized” under regulatory guidlines as of September 30, 2024.

• Average 2024 year-to-date earning assets were $2.042 billion compared to $1.725 billion in 2023, an increase of 18.4%. The average balance of interest-earning cash balances increased $120.7 million (219.7%) due to an increase in borrowings during the first quarter of 2024 that have not been fully invested into higher yielding assets. The average balance of the investment portfolio increased $11.1 million (2.4%), while the average balance of the loan portfolio increased $189.6 million (17.0%), over the prior year averages. Within the loan portfolio, all loan categories increased on average over the same period in 2023, with commercial real estate loans showing an increase of $126.2 million. Total deposits averaged $1.589 billion for 2024, an increase of $70.3 million (4.6%) over the average balance for the first nine months of 2023. On a year-to-date comparison, the yield on earning assets increased from 4.60% in 2023 to 5.15% in 2024, while the cost of interest-bearing liabilities increased from 1.60% to 2.66%.

Income Statement Highlights

• Net interest income was $14.7 million for the third quarter of 2024 compared to $14.2 million for the second quarter of 2024 and $13.7 million for the third quarter of 2023. The net interest margin (NIM) was 2.97% for the third quarter of 2024 down from 2.99% in the prior quarter and 3.29% for the third quarter of 2023. On a year-to-date basis, the NIM was 2.95% compared to 3.33% for the same period of 2023.

• The provision for credit losses on loans was $474 thousand for the third quarter of 2024 compared to $560 thousand and $866 thousand for the second quarter of 2024 and the third quarter of 2023, respectively.  The provision for credit losses on loans was $1.5 million for the first nine months of 2024, down from $1.9 million in 2023. The provision expense for loans was necessary primarily due to growth in the loan portfolio as credit quality measures are good.   The Allowance for Credit Losses (ACL) for loans was 1.28% at September 30, 2024 unchanged from the coverage ratio on December 31, 2023. The provision for credit losses on unfunded commitments was $11 thousand for the third quarter and a reversal of $41 thousand on a year-to-date basis. The ACL for unfunded commitments was $2.0 million at June 30, 2024 and $2.0 million as of December 31, 2023.

• Noninterest income totaled $4.9 million for the third quarter of 2024 compared to $4.4 million in the second quarter of 2024 (an increase of 11.6%), and $4.0 million for the third quarter of 2023 (an increase of 20.9%). The increase from the third quarter of 2023 to the third quarter of 2024 ($840 thousand) was due primarily to an increase of $314 thousand in wealth management fees, an increase of $160 thousand from gains on the sale of mortgages and an increase of $296 thousand in the fair value of equity securities.

• Noninterest income year-to-date was $13.4 million, $2.6 million (24.4%) more than the same period in 2023.  Of this increase, wealth management fees increased $790 thousand, gains on the sale of mortgages increased $217 thousand, the fair value of equity securities increased $253 thousand, there were no losses on the sale of debt securities in 2024 compared to a loss of $1.1 million in 2023. Excluding the effect of the loss on the sale of securities in 2023, the increase in noninterest income for the year-to-date comparison would have been 14.0%.

• Noninterest expense for the third quarter of 2024 was $13.9 million compared to $14.3 million for the second quarter of 2024 (a decrease of 2.9%), and $12.2 million in the third quarter of 2023 (an increase of 14.1%). The increase of $1.7 million from the third quarter of 2023 to the third quarter of 2024 occurred primarily in salaries and benefits, FDIC insurance premiums and amortization of solar and entertainment tax credits.

• Noninterest expense was $41.6 million for the nine months ending September 30, 2024 compared to $36.9 million for the same period of 2023, an increase of $4.7 million (12.7%). Contributing to the year-over-year increase were increases of $3.0 million in salaries and benefits (primarily salaries due to a highly competitive labor market and health insurance), $843 thousand in data processing expense, and $670 thousand in FDIC premiums, and amortization of solar and entertainment tax credits.

• The effective federal income tax rate was 17.3% for the third quarter of 2024 and 16.9% on a year-to-date basis.

In October 2024, subsequent to the September 30, 2024 report date, the Corporation sold approximately $46.7 million of low yield available-for-sale investment securities, reinvested the proceeds as part of a portfolio restructuring, and recognized an after tax loss of approximately $3.4 million that will be recorded in the fourth quarter of 2024.  The event is more thoroughly described on a Form 8-K previously filed by the Corporation on October 18, 2024.

“We are very pleased to post third quarter earnings in excess of $4 million,” said Tim Henry, President and CEO.  “Continued growth of the balance sheet, both loans and deposits, and growing noninterest income, led by our wealth management team, are combining to build a stronger company as we look forward to the fourth quarter and into 2025.”

Additional information on the Corporation is available on our website at: www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $2.0 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-three community banking locations in Franklin, Cumberland, Dauphin, Fulton and Huntingdon Counties PA, and Washington County MD. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: changes in interest rates, changes in the rate of inflation, general economic conditions and their effect on the Corporation and our customers, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

# # #

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended			For the Nine Months Ended
(Dollars in thousands, except per share data)	9/30/2024	6/30/2024	9/30/2023	9/30/2024	9/30/2023	% Change

Interest income	$26,053	$24,732	$20,154	$74,594	$55,247	35.0%
Interest expense	11,401	10,521	6,447	32,176	15,509	107.5%
Net interest income	14,652	14,211	13,707	42,418	39,738	6.7%
Provision for credit losses - loans	474	560	866	1,524	1,857	-17.9%
(Reversal of) provision for credit losses - unfunded commitments	11	(14)	9	(41)	79	-151.9%
Total provision for credit losses	485	546	875	1,483	1,936	-23.4%
Noninterest income	4,853	4,350	4,013	13,392	10,766	24.4%
Noninterest expense	13,917	14,336	12,198	41,561	36,864	12.7%
Income before income taxes	5,103	3,679	4,647	12,766	11,704	9.1%
Income taxes	885	646	788	2,154	1,577	36.6%
Net income	$4,218	$3,033	$3,859	$10,612	$10,127	4.8%

Diluted earnings per share	$0.95	$0.66	$0.88	$2.41	$2.31	4.3%
Regular cash dividends declared	$0.32	$0.32	$0.32	$0.96	$0.96	0.0%

Balance Sheet Highlights (as of )	9/30/2024	6/30/2024	9/30/2023
Total assets	$2,151,363	$2,039,126	$1,827,910
Debt securities available for sale	466,485	454,465	458,662
Loans, net	1,348,386	1,301,302	1,191,322
Deposits	1,723,491	1,586,458	1,567,414
Other borrowings	240,000	280,000	110,000
Shareholders' equity	149,928	136,809	114,769

Assets Under Management (fair value)
Wealth Management	1,176,879	1,128,087	963,805
Held at third party brokers	144,168	143,736	126,394

	As of or for the Three Months Ended			As of or for the Nine Months Ended
Performance Ratios	9/30/2024	6/30/2024	9/30/2023	9/30/2024	9/30/2023
Return on average assets*	0.80%	0.59%	0.86%	0.69%	0.78%
Return on average equity*	11.86%	9.12%	12.73%	10.47%	11.25%
Dividend payout ratio	33.45%	46.39%	36.07%	39.74%	41.45%
Net interest margin*	2.97%	2.99%	3.29%	2.95%	3.33%
Net loans (charged-off) recovered/average loans*	-0.02%	-0.03%	0.01%	-0.01%	0.00%
Nonperforming loans / gross loans	0.03%	0.07%	0.02%
Nonperforming assets / total assets	0.02%	0.04%	0.01%
Allowance for credit losses / loans	1.28%	1.29%	1.29%
Book value, per share	$33.93	$31.01	$26.31
Tangible book value (1)	$31.89	$28.96	$24.24
Market value, per share	$30.13	$28.28	$28.50
Market value/book value ratio	88.80%	91.20%	108.32%
Market value/tangible book value ratio	94.49%	97.64%	117.55%
Price/earnings multiple*	7.93	10.71	8.10	9.39	9.25
Current quarter dividend yield*	4.25%	4.53%	4.49%
* Annualized
(1) Non-GAAP measurement. See GAAP versus Non-GAAP disclosure

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

Non-GAAP
(Dollars in thousands, except per share)	As of	As of	As of
	September 30, 2024	June 30, 2024	September 30, 2023
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$149,928	$136,809	$114,769
Less intangible assets	(9,016)	(9,016)	(9,016)
Tangible book value (non-GAAP)	140,912	127,793	105,753

Shares outstanding (in thousands)	4,419	4,412	4,362

Tangible book value per share (non-GAAP)	$31.89	$28.96	$24.24